Exhibit 99.1

PPD Announces First Quarter 2007 Earnings

Contacts:
Linda Baddour
+910 558 6999 linda.baddour@wilm.ppdi.com

Steve Smith
+910 558 7585 stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

First Quarter Highlights:

•	Gross new authorizations of $540.1 million resulting in backlog of $2.4 billion

•	Development segment net revenue growth of 16.5 percent over Q1 2006

•	Development segment income from operations up 26.7 percent over Q1 2006

WILMINGTON, N.C., April 17, 2007—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2007.

PPD recorded net revenue of $332.3 million for the first quarter of 2007, an increase of 11.0 percent over net revenue of $299.4 million for the first quarter of 2006. PPD did not receive any payments related to compound partnering programs in the first quarter of 2007, whereas first quarter 2006 net revenue included a $15.0 million milestone payment for the start of the ongoing Phase III clinical trial for Takeda’s dipeptidyl peptidase IV (DPP4) inhibitor candidate.

Income from operations for first quarter 2007 was $60.0 million, compared to income from operations of $60.9 million for the same period last year, which included the effects of the $15.0 million milestone payment from Takeda. First quarter 2007 income from operations included $5.0 million of stock compensation expense recognized in accordance with Statement of Financial Accounting Standard No. 123(R), “Share-Based Payments,” compared to stock compensation expense of $4.1 million for the first quarter of 2006. Research and development expense for first quarter 2007 was $1.9 million, compared to $0.7 million for the same period last year. The increase in R&D expense was primarily related to costs incurred to evaluate the Ranbaxy statin to file an investigational new drug (IND) application and prepare to initiate Phase I clinical studies of the compound.

First quarter 2007 earnings per diluted share were $0.35, compared to earnings per diluted share of $0.35 for the first quarter of 2006. Earnings per diluted share for first quarter 2006 included $0.083 per diluted share, net of tax, related to the Takeda milestone.

Segment Performance

Development segment net revenue for first quarter 2007, which does not include reimbursed out-of-pocket expenses, was $300.2 million, an increase of 16.5 percent over the same period in 2006.

PPD Announces First Quarter 2007 Earnings

Development segment income from operations for first quarter 2007 was up 26.7 percent to $61.6 million from $48.6 million for the same period in 2006.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $4.4 million for the first quarter of 2007, compared to $18.9 million in the same period last year. Discovery sciences segment first quarter 2007 loss from operations was $1.5 million, compared to income from operations of $12.3 million for the first quarter 2006. First quarter 2006 net revenue and income from operations for this segment included the effects of the $15.0 million milestone payment from Takeda.

Other Financial Information

Gross new business authorizations for the first quarter of 2007 totaled $540.1 million. The first quarter 2007 cancellation rate was 21.6 percent. Net days sales outstanding (DSO) at March 31, 2007, were 42.0 days, compared to year-to-date DSO of 44.0 at December 31, 2006. First quarter 2007 cash flow from operations was $61.0 million. At March 31, 2007, PPD had $453.3 million in cash, cash equivalents and short-term investments and $55.6 million in current maturities of long-term debt, primarily related to the ongoing construction of the new corporate headquarters building in Wilmington, North Carolina.

“Although the milestone payment from Takeda in the first quarter of last year makes it hard to compare growth in the consolidated results, the marketing log for Q1 2007 revealed solid market activity, and we are pleased with development segment revenue growth of 16.5 percent year-over-year and operating income growth of 26.7 percent,” said Fred Eshelman, chief executive officer of PPD. “We plan to remain focused on core business execution this year, and are optimistic about the prospects of our compound partnering efforts generating value for our partners and shareholders as these programs continue to advance.”

PPD will conduct a live conference call and audio webcast tomorrow, April 18, 2007, at 9 a.m. ET to discuss its first quarter 2007 results. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web site. A replay of the webcast will be available shortly after the call. PPD has established a direct dial number, +877 644 0692 (Conference ID: 3709522), for telephone access.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about company growth and the payment of future dividends under the annual dividend policy, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; the ability to attract and retain key personnel; risks associated with and dependence on collaborative relationships; risks

PPD Announces First Quarter 2007 Earnings

associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenue:
Development	$300,156	$257,749
Discovery Sciences	4,383	18,949
Reimbursed out-of-pockets	27,713	22,671

Total net revenue	332,252	299,369

Direct costs:
Development	151,915	128,417
Discovery Sciences	2,358	2,408
Reimbursable out-of-pocket expenses	27,713	22,671

Total direct costs	181,986	153,496

Research and development	1,905	681
Selling, general and administrative	75,738	72,968
Depreciation	12,508	11,023
Amortization	78	273

Income from operations	60,037	60,928

Other income, net	4,559	2,959

Income before income taxes	64,596	63,887
Income tax expense	22,609	22,041

Net income	$41,987	$41,846

Net income per share:
Basic	$0.36	$0.36

Diluted	$0.35	$0.35

Weighted average number of shares outstanding:
Basic	117,875	116,233

Diluted	119,329	117,973

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$453,290	$435,671
Accounts receivable and unbilled services, net	$423,251	$408,917
Working capital	$463,491	$412,711
Total assets	$1,527,557	$1,481,565
Unearned income	$208,184	$195,707
Current maturities of long-term debt	$55,558	$75,159
Shareholders’ equity	$1,003,324	$952,900